Execution Copy
CONVERTIBLE SECURED PROMISSORY NOTE

$400,000	July 8, 2008

Los Angeles, California

     THIS CONVERTIBLE SECURED PROMISSORY NOTE (this “Note”) is hereby issued by Clearant, Inc., a Delaware corporation (“Borrower”) to CPI Investments, Inc., an Arizona corporation (“Lender”), as of the date first listed above (the “Closing Date”) pursuant to the Subscription and Purchase Agreement between the Borrower and Lender dated as of July 8, 2008 (the “Subscription Agreement”). Capitalized terms used herein but not defined shall have the meaning ascribed to such term in the Subscription Agreement.
     FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay, on the Maturity Date, to the order of Lender in lawful money of the United States of America and in immediately available funds, the then outstanding Principal Amount (as defined below), together with accrued and unpaid interest thereon, in the manner set forth herein. For the purposes of this Note, “Principal Amount” shall mean Four Hundred Thousand Dollars ($400,000), less any amount converted into shares of Common Stock, pursuant to the terms of Article 5 hereof, plus any accrued but unpaid interest accreted on an annual basis. Borrower further agrees to pay interest on the Principal Amount outstanding from time to time, which interest shall accrue and accrete per annum at the rate equal to twelve (12%) percent, commencing on the date of this Note. Interest shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year, for the actual number of days elapsed and shall be paid monthly one (1) month in arrears.
     All closings evidenced by this Note and all payments (including those described in Article 1) shall be endorsed by the holder hereof on a grid schedule, or on a continuation thereof (the “Grid”); provided, that failure to make such notations or any error in such notations shall not affect the obligations of Borrower under this Note.
ARTICLE 1
REPAYMENT
1.1 Maturity Date; Payment on Demand. Subject to the terms of this Section 1.1, the outstanding Principal Amount and all unpaid interest accrued thereon shall be payable and due on July 8, 2011 (as extended or accelerated pursuant to this Section 1.1, the “Maturity Date”). Notwithstanding the foregoing, if there has been an Event of Default by the Borrower, the outstanding Principal Amount and any and all interest or other amounts accrued hereunder but remaining unpaid, shall become immediately due and payable. The existence or occurrence of any of the following events shall constitute an event of default (“Event of Default”): (i) the failure by Borrower to make any payment of principal, interest or other amounts due under this Note in accordance with the terms of this Note; or (ii) any “event of default” as defined in Section 5.1 of the Security Agreement (as defined in Article 2 below). This Note shall survive and continue until the Principal Amount and any and all interest and other amounts accrued and owing hereunder, but remaining unpaid, has been fully-paid hereunder. From and after the date upon which any Event of Default has occurred and for so long as it is continuing, the Principal Amount shall bear interest at the rate of sixteen percent (16%) per annum.
1.2 Prepayment. Borrower may not prepay this Note prior to the Maturity Date. Any conversion of any Principal Amount into Common Stock pursuant to Section 5.1 below shall not be deemed a “prepayment” for purposes of this Section 1.2.
1.3 Payment of Interest. Regardless of whether Lender elects to convert as set forth in Article 5 hereof or to demand payment as set forth in Section 1.1 above, payment of interest shall only be made in cash, and such amounts shall not be convertible as set forth herein.
ARTICLE 2
SECURITY AGREEMENT
2.1 This Note is entitled to the benefit of that certain Security Agreement, dated as of even date herewith and attached hereto as Schedule A, between Lender (aka “Secured Party”) and Borrower (aka, “Debtor”), as the same may from time to time be amended or supplemented (as amended, the “Security Agreement”), pursuant to which Lender is granted a first priority security interest in the Collateral (as such term is defined in the Security Agreement). This Note shall be subject to the terms and conditions set forth in such Security Agreement.
ARTICLE 3
PLACE OF PAYMENT; APPLICATION OF PAYMENTS
3.1 Place of Payment. All amounts payable hereunder shall be payable to Lender in lawful money of the United States, at such bank account as shall be designated by Lender in immediately available funds.
3.2 Application of Payments. Payment on this Note shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the Principal Amount.
ARTICLE 4
BORROWER DEFAULT; LENDER DEFAULT
4.1 Borrower Default. Upon the occurrence of an Event of Default of the Borrower (as defined in Section 1.1 above) the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender.
4.2 Lender Default. In the event that one or more of the closings of the Tranches contemplated in the Subscription Agreement do not occur as a result of the Lender’s failure to timely deliver consideration for the Notes as set forth in the Subscription Agreement (the “Lender Default”), then, upon the commencement of any such Lender Default, interest hereon shall cease to accrue for the lesser of (i) a period of six (6) months or (ii) until such time as the Lender Default is cured.

ARTICLE 5
CONVERSION
5.1 Mechanics of Conversion; Conversion Amount.
     5.1.1 At any time prior to three (3) years from the Closing Date, upon the issuance of a written demand for conversion from Lender (the “Demand Notice”), Lender may, at its sole option, elect to convert all or any portion of the outstanding Principal Amount as of such date into shares of Borrower’s Common Stock (the “Common Stock”), the definitive terms of which are set forth in the SEC Reports, in accordance with this Article 5. The Demand Notice shall state the date of the conversion (the “Conversion Date”), provided, that such date shall be more than five (5) days from the date of the Demand Notice. The number of shares of Common Stock (calculated to the nearest whole share rounding up on an as-converted common-equivalent basis) (the “Conversion Amount”) to which Lender shall be entitled to receive upon such conversion of all or any portion of the outstanding Principal Amount shall be equal to the Principal Amount that Lender specifies in the Demand Notice divided by $0.11 (the “Conversion Price”). Should the Company, at any time after the date hereof, subdivide or combine the outstanding Common Stock or issue a stock dividend with respect to the Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately adjusted, in each case effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.
     5.1.2 No later than three (3) days after the Conversion Date, in consideration for the conversion of all or any portion of the outstanding Principal Amount, the Borrower shall deliver to the Lender all of the Common Stock Documents (as defined). For the purposes of this Section 5.1, “Common Stock Documents” shall mean certificates and all other documentation, in each case, duly endorsed, representing full title and ownership, and all corresponding rights pertaining thereto, to such Common Stock, free and clear of any and all liens, charges, encumbrances, claims, or restrictions, and issued in the name or names in which Lender wishes such certificate or certificates for the Common Stock to be issued. Concurrent with, and subject to the receipt of the Common Stock Documents, Lender shall adjust the Grid to reflect the conversion of all or any portion of the outstanding Principal Amount.
     5.1.3 On the Conversion Date, the Lender shall deliver the Note to the Borrower for cancellation. Should the Lender convert less than the Principal Amount, the Borrower will re-issue to the Lender a new note for the remainder of the unconverted Principal Amount, in a form containing identical terms and conditions to this Note.
5.2 Issue Taxes. Borrower shall pay any and all stamp, issue and other taxes that may be payable in respect of the issuance or delivery of the Common Stock.
5.3 Reservation of Stock Issuable Upon Conversion. Upon any conversion pursuant to Section 5.1 above, Borrower will take all corporate action as may be necessary to authorize (or increase its authorized but unissued) shares of Common Stock to such number of shares as shall be sufficient to effect the conversion of this Note under Section 5.1 above, including, without limitation, obtaining the requisite stockholder and board of director approvals necessary to amend and restate Borrower’s articles of incorporation and bylaws, if necessary.

5.4 Fractional Shares. No fractional shares shall be issued upon the conversion of this Note into the Common Stock. If the conversion would result in the issuance of a fraction of a share of the Common Stock, Borrower shall round up to the nearest whole share of the Common Stock.
ARTICLE 6
WAIVER
6.1 Except as otherwise provided herein, Borrower, for itself and for its successors, transferees and assigns, waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate and any other indulgence or forbearance, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.
ARTICLE 7
GENERAL
7.1 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given, if to Lender, to:
CPI Investments, Inc.
c/o Titus, Brueckner & Berry, P.C.
8355 E. Hartford Drive, Suite 200
Scottsdale, Arizona 85255
Attention: Charles R. Berry
Facsimile No. (480) 483-3215
     with a copy to:
Titus, Brueckner & Berry, P.C.
8355 E. Hartford Drive, Suite 200
Scottsdale, Arizona 85255
Attention: Charles R. Berry
Facsimile No. (480) 483-3215
     if to Borrower, to:
Clearant, Inc.
1801 Avenue of the Stars
Suite 435
Los Angeles, CA 90067
Attention: Jon Garfield
Facsimile: (310) 479-2959
     with a copy to:

Dreier Stein Kahan Browne Woods George LLP
The Water Garden
1620 26th Street, Sixth Floor, North Tower
Santa Monica, California 90404
Attention: John C. Kirkland, Esq.
Facsimile: (424) 202-6250
     Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail. Any notice which is sent via facsimile in the manner provided herein shall be conclusively presumed to have been duly given to the party to whom it is directed upon confirmation of such facsimile. Any notice which is sent by reputable express overnight courier service in the manner provided herein shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business on the next day after the day it is deposited with such courier service.
7.2 Amendments; No Waivers.
     7.2.1 Any provisions of this Note may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Lender and Borrower, or in the case of a waiver, by the party against whom the waiver is to be effective.
     7.2.2 No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
7.3 Choice of Law; Jurisdiction; Venue. This Note has been executed and delivered in Los Angeles, California, United States of America. This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Arizona, including, without limitation, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. The parties submit to the exclusive jurisdiction of the state and federal courts located in the City of Los Angeles, California in any action or proceeding relating to the issues arising out of or relating to this Note. The parties waive any objections to venue or the defense of an inconvenient forum in any such action or proceeding in any such court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions.
7.4 Expenses; Attorneys’ Fees; Collection Costs. Each of Lender and Borrower shall bear the entire cost of its own expenses and legal fees incurred on its behalf with respect to this Note, and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
7.5 Assignment. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights or delegate its duties under this Note without the prior written consent of the other party. Notwithstanding the foregoing, Lender may assign the rents and proceeds accruing herefrom, provided that no such third party assignee shall have any rights or recourses against the Borrower upon occurrence of an Event of Default, and the Lender shall not enter into any such assignment providing for any rights to the contrary.
7.6 Severability; Headings. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.
7.7 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Note, including the Exhibits and Schedules attached hereto. In the event of an ambiguity or a question of intent or interpretation arises, this Note shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Note.
7.8 Entire Agreement. This Note, including the Schedules attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Note. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. This Note, including the Exhibits and Schedules attached hereto, and all provisions hereof and thereof, are intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
7.9 Further Assurances. Borrower shall, at any time and from time to time, upon the written request of Lender, execute and deliver to Lender such further documents and instruments (including, without limitation, financing statements in connection with Lender’s security interest granted hereby) and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Note.
7.10 Time of Essence. Time is of the essence.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the undersigned has caused this Convertible Secured Promissory Note to be duly executed by its respective authorized officer as of the day and year first above written.

CLEARANT, INC.
By:
Name:	Jon Garfield
Title:	Chief Executive Officer

Signature Page — Convertible Secured Promissory Note

CONVERTIBLE SECURED PROMISSORY NOTE GRID

Outstanding
Date	Action Taken	Principal Amount	Notes

Convertible Secured Promissory Note — Grid

SCHEDULE A
SECURITY AGREEMENT
Schedule A — Security Agreement